Exhibit 99.1

Contact:
Marika P. Diamond
Hayes Lemmerz International, Inc.
734.737.5162

Hayes Lemmerz Receives Commitment for Exit Financing
Expects to Emerge From Chapter 11 on Schedule

Northville, MI — March 21, 2003 — Hayes Lemmerz International, Inc. (OTC: HLMMQ) announced today that it has received a commitment for exit financing from affiliates of Citigroup Inc. of up to $550 million to support its Plan of Reorganization, including the payment of $450 million to its pre-petition secured creditors, and to provide working capital for the Company’s ongoing operations.

The Company also announced that it intends to proceed with an offering of senior notes. The proposed bank and senior notes financings are consistent with the requirements set forth in the Company’s Plan of Reorganization.

The Company also announced that it has filed all of the necessary exhibits to the Company’s amended Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware, keeping the Company’s voluntary Chapter 11 reorganization process on schedule.

The United States Bankruptcy Court for the District of Delaware approved the Company’s amended Disclosure Statement and Plan of Reorganization on February 20, 2003. At the time, the Company announced that the Plan of Reorganization was subject to, among other things, confirmation by the Bankruptcy Court and the successful procurement of exit financing. The Company’s successful emergence from bankruptcy remains contingent on a favorable vote of its creditors. The Confirmation hearing has been set for April 9, 2003.

Hayes Lemmerz and its subsidiaries located in the United States and one subsidiary in Mexico filed voluntary petitions for reorganization under Chapter 11 of the bankruptcy code in the U.S. Bankruptcy Court for the District of Delaware on December 5, 2001.

Hayes Lemmerz International, Inc. is one of the world’s leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 44 plants, 3 joint venture facilities and 11,400 employees worldwide.

The senior notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration unless an exemption from such registration is available.

This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company’s expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks and uncertainties.